EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in its Registration Statement (Form S-8 Nos. 333-147149 and 333-168800, and Form S-3 No. 333-180290) of Remark Media, Inc. of our report dated March 31, 2014 related to the consolidated financial statements as of December 31, 2013 and 2012, and for the years then ended, included in this Annual Report on Form 10-K.

/s/ Cherry Bekaert LLP

Atlanta, GA

March 31, 2014